Guess?, Inc. Reports Record Second Quarter Results

Second Quarter Revenue Increased 10% to a Record of $577 Million

Second Quarter EPS Grew 13% to a Record of $0.72

Provides Third Quarter EPS Guidance in the Range of $0.55 to $0.58

Maintains Full Year EPS Guidance

LOS ANGELES, Aug. 25 /PRNewswire-FirstCall/ --

Second Quarter Fiscal 2011 Highlights

  European revenues increased 6% in US dollars and 18% in local currency
  North American retail revenues increased 6%; comp sales up 3.5%
  Asian revenues increased 43%
  Operating margin declined 70 basis points to 16.7% from 17.4%
  Net earnings increased 12% to $66.8 million

Guess?, Inc. (NYSE: GES) today reported financial results for the second quarter of its 2011 fiscal year, which ended July 31, 2010.

Second Quarter Fiscal 2011 Results

For the second quarter of fiscal 2011, the Company reported record net earnings of $66.8 million, a 12.1% increase compared to net earnings of $59.6 million for the second quarter of fiscal 2010.  Diluted earnings per share increased 12.5%, reaching $0.72, compared to $0.64 for the prior-year quarter.

Paul Marciano, Chief Executive Officer, commented, "We are pleased with our second quarter financial results, which exceeded our expectations for both top line and bottom line growth.  Each one of our business segments increased revenues and we made excellent progress in our efforts to grow our international businesses.  Our European and Asian expansion efforts continue to pay off, as these two regions represented nearly half of our revenue growth in the period, despite the headwind caused by the stronger US dollar.  We executed well and delivered record earnings for the period, even as the US retail environment became increasingly promotional.  Today's strong results confirm the benefit of our diversified earnings, the capability of our management team and the vitality of our brand as we continue to expand worldwide."

Mr. Marciano continued, "Economic conditions remain uncertain in many markets around the world and consumer behavior remains cautious.  We continue to manage our business carefully, focusing on what we can control, but always with an eye toward the future.  Our brand has tremendous momentum around the world and there are many markets where Guess? is well known but under-penetrated.  We remain fully committed to expanding our business internationally and developing Europe and Asia remain our top priorities.  We are making excellent progress in these regions as we add the necessary infrastructure to gain share in these markets.  We remain confident about our future and believe that our solid capital structure and the strength of the Guess? brand will serve us well as we expand our business around the world."

Total net revenue for the second quarter of fiscal 2011 increased 10.5% to $577.1 million from $522.4 million in the prior-year quarter.  In constant dollars, total net revenue increased 13.9%.  The Company's retail stores in North America generated revenue of $241.8 million in the second quarter of fiscal 2011, a 6.3% increase from $227.5 million in the same period a year ago.  Comparable store sales increased 1.7% in local currency and 3.5% in US dollars for the second quarter of fiscal 2011, compared to the same period a year ago.  The Company operated 448 retail stores in the United States and Canada at the end of the second quarter of fiscal 2011 versus 431 stores a year earlier.

Net revenue from the Company's North American wholesale segment increased 33.3% to $44.3 million in the second quarter of fiscal 2011, from $33.2 million in the prior-year period.

Net revenue from the Company’s Europe segment increased 5.8% to $222.3 million in the second quarter of fiscal 2011, compared to $210.2 million in the prior-year period. In local currency, net revenue increased 17.7%.

Net revenue from the Company's Asia segment increased 42.8% to $42.2 million in the second quarter of fiscal 2011, from $29.5 million in the prior-year period.

Licensing segment net revenue increased 20.4% to $26.6 million in the second quarter of fiscal 2011, from $22.1 million in the prior-year period.

Operating earnings for the second quarter of fiscal 2011 increased 5.7% to $96.3 million (including a $4.0 million unfavorable currency translation impact) from $91.1 million in the prior-year period.  Operating margin in the second quarter decreased 70 basis points to 16.7%, compared to the prior-year's quarter.  The decline in operating margin primarily reflects the impact of lower North American product margins and higher occupancy costs, given the Company's global retail expansion.

The Company's effective tax rate declined to 30.1% for the second quarter of fiscal 2011, from 33.0% for the second quarter of the prior year.

Six-Month Period Results

For the six months ended July 31, 2010, the Company reported net earnings of $117.1 million, an increase of 27.1% compared to net earnings of $92.1 million for the six months ended August 1, 2009.  Diluted earnings per share increased 26.3% to $1.25 per share in the first six months of the 2011 fiscal year versus $0.99 per share in the comparable six-month period last year.

Total net revenue for the first six months of fiscal 2011 increased 15.9% to $1,116.5 million from $963.6 million in the prior-year period.  In constant dollars, total net revenue increased 15.0%.  The Company's retail stores in North America generated revenue of $477.6 million in the first six months of fiscal 2011, a 9.8% increase from $435.0 million in the same period a year ago.  Comparable store sales increased 3.7% in local currency and 6.5% in US dollars for the six months ended July 31, 2010, compared to the six months ended August 1, 2009.  Net revenue from the Company's North America wholesale segment increased 30.3% to $87.0 million in the first six months of fiscal 2011, from $66.8 million in the prior-year period.  Net revenue from the Company's Europe segment increased 15.0% to $409.3 million in the first six months of fiscal 2011, compared to $355.9 million in the prior-year period.  In local currency, Europe segment revenues increased 19.6%.   Net revenue from the Company's Asia segment increased 46.8% to $90.8 million in the first six months of fiscal 2011, compared to $61.8 million in the prior-year period. Licensing segment net revenue increased 17.5% to $51.8 million in the first six months of fiscal 2011, from $44.1 million in the prior-year period.

Operating earnings for the first six months of fiscal 2011 increased 20.5% to $167.6 million (including a $1.0 million favorable currency translation impact) from $139.1 million in the prior-year period.  Operating margin in the first six months of fiscal 2011 increased 60 basis points to 15.0%, compared to the prior-year period.  This operating margin improvement was the result of higher overall product margins, partially offset by the pension curtailment expense recorded in the first quarter of fiscal 2011.

Share Repurchase

During the second quarter of fiscal 2011, the Company repurchased 1.5 million shares of its common stock at an average purchase price of $32.88, totaling $49.3 million.  As of July 31, 2010, the Company had remaining approval under its existing repurchase program to purchase $84.9 million of its common stock.

Outlook

The Company's expectations for the third quarter of fiscal 2011 ending October 30, 2010, are as follows:

  Consolidated net revenues are expected to range from $565 million to $580 million.
  Operating margin is expected to be around 13.5%.
  Diluted earnings per share are expected to be in the range of $0.55 to $0.58.

The Company updated its outlook for the fiscal year ending January 29, 2011, which is now as follows:

  Consolidated net revenues are expected to range from $2.35 billion to $2.40 billion.
  Operating margin is expected to be about 16.0%.
  Diluted earnings per share are expected to be in the range of $2.80 to $2.85.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.16 per share on the Company's common stock.  The dividend will be payable on September 24, 2010 to shareholders of record at the close of business on September 8, 2010.

The Company will hold a conference call at 4:30 pm (ET) on August 25, 2010 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guess.com via the "Investor Relations" link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of July 31, 2010, the Company owned and operated 448 retail stores in the United States and Canada and operated 844 retail stores outside of North America, of which 153 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's international growth plans, future prospects and guidance for the third quarter and full year of fiscal 2011, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; our ability to, among other things, anticipate consumer preferences, effectively operate our va rious retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations.  In addition to these factors, the economic, litigation-related and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectation s.

Contact:	Guess?, Inc.
Maili Bergman
VP Investor Relations
(213) 765-5578

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	July 31,		August 1,		July 31,		August 1,
	2010		2009		2010		2009
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$ 550,576	95.4%	$ 500,364	95.8%	$ 1,064,631	95.4%	$ 919,491	95.4%
Net royalties	26,559	4.6%	22,059	4.2%	51,845	4.6%	44,133	4.6%
	577,135	100.0%	522,423	100.0%	1,116,476	100.0%	963,624	100.0%

Cost of product sales	324,899	56.3%	290,646	55.6%	628,989	56.3%	554,344	57.5%

Gross profit	252,236	43.7%	231,777	44.4%	487,487	43.7%	409,280	42.5%

Selling, general and administrative expenses	155,935	27.0%	140,663	27.0%	314,040	28.1%	270,132	28.1%
Accelerated pension cost amortization	-	0.0%	-	0.0%	5,819	0.6%	-	0.0%

Earnings from operations	96,301	16.7%	91,114	17.4%	167,628	15.0%	139,148	14.4%

Other income (expense):
Interest expense	(283)	(0.0%)	(339)	(0.1%)	(513)	(0.0%)	(945)	(0.1%)
Interest income	647	0.1%	447	0.1%	983	0.1%	1,184	0.2%
Other, net	(256)	(0.1%)	(1,339)	(0.2%)	3,172	0.2%	(73)	(0.0%)

Earnings before income taxes	96,409	16.7%	89,883	17.2%	171,270	15.3%	139,314	14.5%

Income taxes	29,030	5.0%	29,662	5.7%	52,237	4.6%	45,974	4.8%

Net earnings	67,379	11.7%	60,221	11.5%	119,033	10.7%	93,340	9.7%

Net earnings attributable to noncontrolling interests in subsidiaries	621	0.1%	661	0.1%	1,940	0.2%	1,238	0.1%

Net earnings attributable to Guess?, Inc.	$ 66,758	11.6%	$ 59,560	11.4%	$ 117,093	10.5%	$ 92,102	9.6%

Earnings per common share attributable to common stockholders:
Basic	$ 0.72		$ 0.65		$ 1.26		$ 1.00

Diluted	$ 0.72		$ 0.64		$ 1.25		$ 0.99

Weighted average common shares outstanding attributable to common stockholders:
Basic	91,610		90,724		91,756		90,678

Diluted	92,153		91,381		92,471		91,253

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	July 31,	August 1,	%	July 31,	August 1,	%
	2010	2009	chg	2010	2009	chg

Net revenue:
North American retail	$ 241,802	$ 227,460	6%	$ 477,575	$ 435,020	10%
North American wholesale	44,270	33,213	33%	86,998	66,786	30%
Europe	222,331	210,159	6%	409,299	355,857	15%
Asia	42,173	29,532	43%	90,759	61,828	47%
Licensing	26,559	22,059	20%	51,845	44,133	17%
	$ 577,135	$ 522,423	10%	$ 1,116,476	$ 963,624	16%

Earnings (loss) from operations:
North American retail	$ 26,310	$ 30,208	-13%	$ 50,682	$ 48,215	5%
North American wholesale	10,711	8,328	29%	20,922	13,254	58%
Europe	50,349	52,293	-4%	84,831	75,432	12%
Asia	5,701	1,564	265%	12,838	4,060	216%
Licensing	23,690	18,672	27%	45,550	37,687	21%
Corporate overhead	(20,460)	(19,951)	3%	(41,376)	(39,500)	5%
Accelerated pension cost amortization	-	-		(5,819)	-
	$ 96,301	$ 91,114	6%	$ 167,628	$ 139,148	20%

Operating margins:
North American retail	10.9%	13.3%		10.6%	11.1%
North American wholesale	24.2%	25.1%		24.0%	19.8%
Europe	22.6%	24.9%		20.7%	21.2%
Asia	13.5%	5.3%		14.1%	6.6%
Licensing	89.2%	84.6%		87.9%	85.4%

Total Company	16.7%	17.4%		15.0%	14.4%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	July 31,	January 30,	August 1,
	2010	2010	2009

ASSETS

Cash and cash equivalents	$ 478,625	$ 502,063	$ 329,707

Receivables, net	301,522	283,747	290,870

Inventories	307,056	253,162	265,545

Other current assets	87,779	85,191	82,528

Property and equipment, net	272,938	255,308	249,147

Other assets	179,613	151,778	145,781

Total Assets	$ 1,627,533	$ 1,531,249	$ 1,363,578

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$ 2,123	$ 2,357	$ 2,968

Other current liabilities	379,450	340,396	329,929

Capital lease obligations	12,519	14,137	15,394

Other long-term liabilities	143,922	134,203	118,557

Redeemable and nonredeemable noncontrolling interests	21,386	19,945	17,426

Guess?, Inc. stockholders' equity	1,068,133	1,020,211	879,304

Total Liabilities and Stockholders' Equity	$ 1,627,533	$ 1,531,249	$ 1,363,578

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	July 31,	August 1,
	2010	2009

Net cash provided by operating activities	$ 103,876	$ 123,845

Net cash used in investing activities	(52,238)	(43,331)

Net cash used in financing activities	(69,593)	(49,161)

Effect of exchange rates on cash	(5,483)	4,236

Net increase (decrease) in cash and cash equivalents	(23,438)	35,589

Cash and cash equivalents at the beginning of the year	502,063	294,118

Cash and cash equivalents at the end of the period	$ 478,625	$ 329,707

Supplemental information:

Depreciation and amortization	$ 31,488	$ 30,535

Rent	$ 101,903	$ 84,506

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count
As of July 31, 2010

	Total	Directly Operated
Region	Stores	Stores

United States and Canada	448	448

Europe and the Middle East	441	109

Asia	347	30

Other	56	14

	1,292	601

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Six Months Ended
	July 31,	August 1,
	2010	2009

Number of stores at the beginning of the year	432	425

Store openings	21	11

Store closures	(5)	(5)

Number of stores at the end of the period	448	431

Total store square footage at the end of the period	2,091,000	1,980,000

CONTACT:  Maili Bergman, VP Investor Relations of Guess?, Inc., +1-213-765-5578